Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-235279 on Form S-8 of Sandy Spring Bancorp, Inc. our report dated June 28, 2023, with respect to the statements of net assets available for benefits of the Sandy Spring Bank 401(k) Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of the Sandy Spring Bank 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania June 28, 2023